EXHIBIT 5.1

TroyGould PC

1801 Century Park East, 16th Floor

Los Angeles, California 90067

December 21, 2009

ImmunoCellular Therapeutics, Ltd.

21900 Burbank Boulevard, Third Floor

Woodland Hills, California 91367

Ladies and Gentlemen:

You have requested our opinion in connection with the filing by ImmunoCellular Therapeutics, Ltd., a Delaware corporation (the “Company”), of a Registration Statement on Form S-1 (the “Registration Statement”) with the Securities and Exchange Commission (the “Commission”), including a related prospectus made part of the Registration Statement (the “Prospectus”), covering the offering by the selling stockholders identified in the Prospectus for resale of up to 28,200,000 shares (the “Shares”) of common stock of the Company, par value $0.0001 per share (the “Common Stock”), comprised of 1,200,000 issued and outstanding shares of Common Stock (the “Issued Shares”), and 27,000,000 shares of Common Stock (the “Warrant Shares”) that are issuable upon the exercise of an outstanding warrant (the “Warrant”).

In connection with this opinion, we have examined and relied upon the Registration Statement and related Prospectus, the Company’s Certificate of Incorporation, as amended to date, the Company’s Bylaws, as amended to date, the form of the Warrant and originals or copies certified to our satisfaction of such other records, documents, certificates, memoranda and other instruments as in our judgment are necessary or appropriate to enable us to render the opinion expressed below. We have assumed the genuineness and authenticity of all documents submitted to us as originals, the conformity to originals of all documents submitted to us as copies thereof and the due execution and delivery of all documents where due execution and delivery are a prerequisite to the effectiveness thereof.

The law covered by our opinion is limited to the applicable statutory provisions of the General Corporation Law of the State of Delaware (including applicable rules and regulations promulgated under the Delaware General Corporation Law and applicable reported judicial and regulatory determinations interpreting the Delaware General Corporation Law). We neither express nor imply any opinion (and we assume no responsibility) with respect to any other laws or the laws of any other jurisdiction or with respect to the application or effect of any such laws.

This opinion is provided to the Company and the Commission for their use solely in connection with the transactions contemplated by the Registration Statement and may not be used, circulated, quoted or otherwise relied upon by any other person or for any other purpose without our express written consent.

Based upon the foregoing, and in reliance thereon, we are of the opinion that (i) the Issued Shares are validly issued, fully paid and nonassessable, and (ii) the Warrant Shares, when issued and paid for in accordance with the terms of the Warrant, will be validly issued, fully paid and nonassessable.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and further consent to the use of our name wherever appearing in the Registration Statement. In giving such consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933 or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ TROYGOULD PC